Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory Hughes

Chief Financial Officer

(212) 594-2700

or

Michelle LeRoy

Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. ANNOUNCES

8% INCREASE IN ANNUAL DIVIDEND

New York, NY – December 6, 2004 - SL Green Realty Corp. (NYSE: SLG) today reported that its Board of Directors has declared a dividend of $0.54 per common share for the quarter ending December 31, 2004, an increase of $0.16 or 8.0% per common share on an annualized basis. The dividend is payable January 14, 2005 to shareholders of record on the close of business on December 31, 2004.

This distribution reflects the regular quarterly dividend, which is the equivalent of an annualized distribution of $2.16. Based on Friday’s closing price, the common share annualized dividend yield is 3.65%.

The Company’s Board of Directors also declared dividends on the Company’s Series C and D Preferred Stock for the period October 15, 2004 through and including January 14, 2005, of $0.4766 and $0.4922 per share, respectively. Dividends are payable January 14, 2005 to shareholders of record on the close of business on December 31, 2004. Distributions reflect the regular quarterly distributions, which are the equivalent of an annualized distribution of $1.90625 and $1.96875, respectively.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that acquires, owns, repositions and manages a portfolio of Manhattan office properties. The Company is the only publicly held REIT that specializes exclusively in this niche.

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This communication shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Andrew S. Levine, SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170.

To receive SL Green’s latest news release and other corporate documents, please contact Investor Relations at 212-216-1601. All releases and supplemental data can also be downloaded directly from the SL Green website at www.slgreen.com.